Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (Form S-1) of our report dated March 13, 2009 (except for Notes 7 and 10 as to which the date is April 4, 2009) with respect to the consolidated financial statements of American Defense Systems, Inc. and subsidiaries as of and for the year ended December 31, 2008, appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Jewett, Schwartz, Wolf & Associates, CPA’s
Jewett, Schwartz, Wolf & Associates, CPA’s
Hollywood, Florida
October 2, 2009